Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
October 17, 2013

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2013

•	Third quarter revenues of $1.80 billion lead to Adjusted EBITDA of $312 million

•	Diluted Earnings Per Share from Continuing Operations totals $0.06 with Adjusted Diluted Earnings Per Share of $0.05

•	Successful cost containment results in lowest U.S. unit costs in three years; Australia unit costs improve 18 percent since early 2012

•	New $2.85 billion credit facility increases financial flexibility

•	Improving global economic activity drives coal demand growth; supply cutbacks continuing in China and the United States
ST. LOUIS, Oct. 17 - Peabody Energy (NYSE: BTU) today reported third quarter 2013 revenues of $1.80 billion leading to Adjusted EBITDA of $312.0 million. Income from Continuing Operations totaled $24.0 million with Diluted Earnings Per Share from Continuing Operations of $0.06 and Adjusted Diluted Earnings Per Share of $0.05.
“Peabody’s third quarter results were led by significant cost reductions across all regions and higher Australian volumes,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “The Peabody team continues to drive operational excellence, structural cost improvements and capital discipline, and our well-positioned portfolio gives us substantial upside as markets improve.”

RESULTS FROM PEABODY CONTINUING OPERATIONS
Third quarter revenues totaled $1.80 billion compared to $2.06 billion in the prior year on lower realized pricing in the U.S. and Australia. Australian price decreases were partly offset by a 6 percent rise in shipments to 9.0 million tons, including 4.0 million tons of metallurgical coal and 3.1 million tons of seaborne thermal coal. U.S. volumes were in line with the prior year, resulting in lower revenues due to decreased realized pricing.
Australian Mining Adjusted EBITDA of $74.8 million was impacted by $185 million of lower pricing compared to third quarter 2012 results, partly offset by an 8 percent improvement in costs per ton to $69.60 as a result of continued success from cost initiatives, contractor reductions, recent owner-operator conversions and productivity improvements at PCI mines.

U.S. Mining Adjusted EBITDA totaled $305.9 million compared with $347.4 million in the prior-year period, reflecting effects of lower realized pricing that were partly mitigated by a 3 percent decline in average unit costs due to ongoing cost containment efforts.
Trading and Brokerage generated $17.2 million in Adjusted EBITDA, reflecting reduced trading margins and the continued impact of low coal price volatility.
Income from Continuing Operations totaled $24.0 million compared with $122.9 million in the prior year. Results were affected by lower gross margins and higher depreciation, depletion and amortization expenses that were partially offset by lower income taxes compared to last year. Diluted Earnings from Continuing Operations totaled $0.06 per share with Adjusted Diluted Earnings of $0.05 per share.
Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2013	2012	2013	2012

Diluted EPS - Income from Continuing Operations (1)	$0.06	$0.46	$0.40	$1.89
Asset Impairment, Net of Income Taxes	—	0.02	0.08	0.02
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(0.01)	0.05	(0.14)	0.03
Adjusted Diluted EPS (2)	$0.05	$0.53	$0.34	$1.94

(1)	Reflects income from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

(2)	Represents non-GAAP financial measure defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures tables after this release.
In response to favorable capital market conditions and upcoming maturity of the existing facility, the company completed a new secured credit facility in the third quarter. This includes a five-year revolver expanded to $1.65 billion and a seven-year $1.2 billion term loan. The refinancing replaces the company’s $1.5 billion revolver and $1.2 billion of term loans which were due in 2015 and 2016, and resulted in a loss on early debt extinguishment of $11.5 million. The new facility increases the company’s financial flexibility and liquidity, which now totals $2.2 billion.

GLOBAL COAL MARKETS AND PEABODY'S POSITION
“Australia continues to widen its competitive advantage in the seaborne coal markets as inflation and exchange rates moderate, and a new government fosters policies to improve the competitive position of the resource sector,” said Boyce. “Metallurgical coal fundamentals are improving and continued build out of new generation is driving record thermal coal demand. Supply rationalization is continuing as higher cost mines in the U.S. and China close, and other exporting nations face increased domestic demand and rising costs.”

Within global coal markets:

•	The fourth quarter metallurgical coal price benchmark for high-quality low-vol hard coking coal settled at $152 per tonne with benchmark low-vol PCI pricing settling at $120.50 per tonne;

•
Global metallurgical coal imports are expected to rise nearly 20 million tonnes in 2013 on growing steel demand, led by China’s 8 percent increase in steel production through August. China’s metallurgical coal imports have risen nearly 40 percent this year, while India and Japan imports are up 12 and 6 percent, respectively;

•	China’s coal generation rose 20 percent in August on strengthening industrial demand and weather, supporting an increase in thermal coal imports;

•	India’s coal generation increased 9 percent through September, leading to a nearly 40 percent increase in thermal coal imports as domestic production continues to lag;

•	Japan’s coal generation increased 13 percent through August, to record levels, on strong demand and the addition of new coal generation, resulting in continued strong coal imports; and

•
The seaborne coal market remains well supplied despite strong metallurgical and thermal demand. Production cutbacks are continuing, with Chinese and U.S. production down 3 percent and 2 percent, respectively, as marginal production is closed. Australian and Indonesian coal export growth is slowing, with further increases expected to be muted due to limited investments in new projects. Mongolian coal exports have declined 35 percent, Colombia exports have fallen 9 percent on labor unrest, and U.S. metallurgical coal exports declined 16 percent in the third quarter as legacy contracts continue to expire.

Peabody expects approximately 75 gigawatts of new coal generation to come on line in 2013, requiring approximately 50 million tonnes of additional global seaborne thermal coal. Longer term, annual world coal demand is estimated to rise approximately 1.2 billion tonnes by 2017, driven by an expected 400 gigawatts of new coal generation, along with rising global steel production. Steel production is estimated to grow 15 percent during this period, requiring an additional 150 million tonnes per year of metallurgical coal.
Peabody expects to settle the majority of its Australian metallurgical coal production in line with quarterly or monthly benchmarks, with about 40 percent sold on a shorter-term basis. Peabody is targeting total 2013 Australian sales of 34 to 36 million tons, including 15 to 16 million tons of metallurgical coal and 11 to 12 million tons of export thermal coal.

U.S. COAL MARKETS AND PEABODY'S POSITION
Coal demand has increased 35 million tons through September as a result of rising U.S. coal fleet utilization and gas-to-coal switching. Despite a mild summer, inventories continue to improve on high generation levels and lower production, with Southern Powder River Basin inventory levels now 30 percent below the 2012 peak.
Within U.S. coal markets:

•
Peabody projects 2013 U.S. coal demand will rebound 45 to 55 million tons over 2012 levels on higher natural gas prices, which have resulted in natural gas generation declining 14 percent year to date;

•	Coal shipments have fallen 20 million tons through September, with further production cuts expected as contracts expire;

•
Stockpiles have declined faster than average on high generation levels and lower production, leading to an expected 30 million ton coal stock drawdown in 2013. Southern Powder River Basin inventory levels at utilities are now approximately 60 days use; and

•
The Southern Powder River and Illinois Basins are expected to continue to benefit from rising demand, growing an estimated 135 million tons by 2017 on basin switching and higher utilization within the existing coal fleet.

Peabody’s projected 2013 U.S. production is fully priced, with 2014 sales 75 to 85 percent priced and 2015 sales 40 to 50 percent priced based on targeted 2013 production levels.

OPERATIONAL, CAPITAL AND COST UPDATE
Peabody continues to benefit from the advancement of multiple cost containment initiatives at its operations and corporate level. The recent owner-operator conversions in Australia have resulted in a 30 percent cost improvement at those mines compared to the first quarter of 2013. The PCI mines have increased equipment utilization and overburden removal and recently set a new dragline performance record, leading to significant improvements in productivity since the acquisition.
Continued capital discipline through the first nine months allow the company to further reduce full-year capital spending targets to $350 to $400 million, and is primarily focused on sustaining existing production levels. Sustaining capital is trending below historical levels of $1.25 to $1.75 per ton due to Peabody’s recent investments in the platform. The company believes current sustaining capital levels can be maintained for several years, with project spending adjusted as market conditions warrant.

2013 priorities relate to the owner-operator conversions in Australia, the Metropolitan Mine modernization and the installation of longwall top coal caving technology at the North Goonyella Mine.

OUTLOOK
Peabody is targeting full year 2013 Adjusted EBITDA of $1.070 billion to $1.150 billion and Adjusted Diluted Earnings Per Share of $0.27 to $0.45. Adjusted EBITDA targets reflect commissioning of new top coal caving technology at the North Goonyella Mine and a longwall move in the fourth quarter. Financial targets exclude any impact from the tentative settlement agreement with Patriot Coal and the United Mine Workers of America.
Additional full-year 2013 targets include:

•	Total sales of 245 to 255 million tons, including U.S. sales of 185 to 190 million tons, Australian sales of 34 to 36 million tons, and the remainder from Trading and Brokerage activities;

•	Expected U.S. revenues per ton 5 to 10 percent below 2012 levels;

•	Australia cost targets in the low-to-mid $70 per ton range with U.S. costs per ton expected to be 2 to 3 percent lower than 2012; and

•	Full-year depreciation, depletion and amortization levels approximately 10 percent higher than 2012 levels.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Oct. 17, 2013. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements with rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. The company has defined below the non-GAAP financial measures that are used and has included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs and amortization of basis difference associated with equity method investments. Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP. Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted Income from Continuing Operations and Adjusted Diluted EPS are defined as income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs, net of tax, and the remeasurement of foreign income tax accounts on our income tax provision. The income tax benefits related to asset impairment and mine closure costs are calculated based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2013 and 2012

(In Millions, Except Per Share Data)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2013	2012	2013	2012

Tons Sold	69.1	66.6	187.1	185.2

Revenues	$1,797.6	$2,058.8	$5,270.9	$6,060.6
Operating Costs and Expenses (1)	1,432.1	1,501.3	4,258.7	4,389.1
Depreciation, Depletion and Amortization	186.4	172.5	542.8	470.7
Asset Retirement Obligation Expenses	13.4	21.1	50.7	53.3
Selling and Administrative Expenses	55.0	68.7	184.1	202.4
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(4.1)	(0.2)	(49.9)	(7.6)
Asset Impairment	—	7.7	21.5	7.7
Loss from Equity Affiliates:
Results of Operations	2.6	21.4	31.6	47.5
Amortization of Basis Difference	—	(0.2)	4.0	3.0
Loss from Equity Affiliates	2.6	21.2	35.6	50.5
Operating Profit	112.2	266.5	227.4	894.5
Interest Income	(4.2)	(5.1)	(11.2)	(19.7)
Interest Expense:
Loss on Early Debt Extinguishment	11.5	—	16.9	2.8
Interest Expense	99.5	99.4	306.2	305.5
Interest Expense	111.0	99.4	323.1	308.3
Income (Loss) from Continuing Operations Before Income Taxes	5.4	172.2	(84.5)	605.9
Income Tax (Benefit) Provision:
(Benefit) Provision	(16.0)	38.6	(161.5)	79.7
Tax Benefit Related to Asset Impairment	—	(2.9)	—	(2.9)
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(2.6)	13.6	(38.1)	8.7
Income Tax (Benefit) Provision	(18.6)	49.3	(199.6)	85.5
Income from Continuing Operations, Net of Income Taxes	24.0	122.9	115.1	520.4
Loss from Discontinued Operations, Net of Income Taxes	(43.1)	(81.3)	(66.5)	(92.7)
Net (Loss) Income	(19.1)	41.6	48.6	427.7
Less: Net Income (Loss) Attributable to Noncontrolling Interests	7.0	(1.3)	7.8	7.4
Net (Loss) Income Attributable to Common Stockholders	$(26.1)	$42.9	$40.8	$420.3

Adjusted EBITDA	$312.0	$467.6	$846.4	$1,429.2

Diluted EPS - Income from Continuing Operations (2)(3)	$0.06	$0.46	$0.40	$1.89

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (2)	$(0.10)	$0.16	$0.15	$1.55

Adjusted Diluted EPS (2)	$0.05	$0.53	$0.34	$1.94

(1)	Excludes items shown separately.
(2)
Weighted average diluted shares outstanding were 267.7 and 266.8 million for the three months ended September 30, 2013 and 2012, respectively, and 267.5 and 269.2 million for the nine months ended September 30, 2013 and 2012, respectively.

(3)	Reflects income from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2013 and 2012

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2013	2012	2013	2012

Revenue Summary (In Millions)
U.S. Mining Operations	$1,052.0	$1,139.2	$2,999.7	$3,263.8
Australian Mining Operations	705.3	866.0	2,188.1	2,605.0
Trading and Brokerage Operations	32.1	45.6	54.6	173.7
Other	8.2	8.0	28.5	18.1
Total	$1,797.6	$2,058.8	$5,270.9	$6,060.6

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.9	7.0	19.9	20.5
Western U.S. Mining Operations	42.7	44.0	117.9	124.4
Australian Mining Operations	9.0	8.5	25.9	23.3
Trading and Brokerage Operations	10.5	7.1	23.4	17.0
Total (1)	69.1	66.6	187.1	185.2

Revenues per Ton - Mining Operations
Midwestern U.S.	$50.47	$51.00	$50.90	$51.25
Western U.S.	16.49	17.81	16.84	17.80
Total - U.S.	21.19	22.35	21.76	22.53
Australia	77.85	101.85	84.35	111.84

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$34.11	$36.16	$34.25	$35.76
Western U.S.	11.97	12.27	12.53	12.85
Total - U.S.	15.03	15.54	15.66	16.09
Australia	69.60	75.77	73.26	79.32

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$16.36	$14.84	$16.65	$15.49
Western U.S.	4.52	5.54	4.31	4.95
Total - U.S.	6.16	6.81	6.10	6.44
Australia	8.25	26.08	11.09	32.52

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
(Dollars in Millions)	2013	2012	2013	2012

Adjusted EBITDA - U.S. Mining Operations	$305.9	$347.4	$840.4	$933.7
Adjusted EBITDA - Australian Mining Operations	74.8	221.4	287.7	757.4
Adjusted EBITDA - Trading and Brokerage:
Trading and Brokerage Operations	17.2	35.7	12.8	109.2
Litigation Settlement	—	—	(20.6)	—
Adjusted EBITDA - Resource Management (3)	2.5	(0.4)	47.0	2.3
Selling and Administrative Expenses	(55.0)	(68.7)	(184.1)	(202.4)
Other Operating Costs, Net (4)	(33.4)	(67.8)	(136.8)	(171.0)
Adjusted EBITDA	312.0	467.6	846.4	1,429.2
Depreciation, Depletion and Amortization	(186.4)	(172.5)	(542.8)	(470.7)
Asset Retirement Obligation Expenses	(13.4)	(21.1)	(50.7)	(53.3)
Asset Impairment	—	(7.7)	(21.5)	(7.7)
Amortization of Basis Difference Related to Equity Affiliates	—	0.2	(4.0)	(3.0)
Operating Profit	112.2	266.5	227.4	894.5
Operating Cash Flows	212.6	616.0	544.0	1,291.5
Acquisitions of Property, Plant and Equipment	62.2	308.4	228.7	741.5
Coal Reserve Lease Expenditures	89.5	158.7	89.5	247.9

(1)
Metallurgical coal tons sold totaled 4.0 million and 3.5 million for the three months ended September 30, 2013 and 2012, respectively, and 11.7 million and 10.0 million for the nine months ended September 30, 2013 and 2012, respectively.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; asset impairment; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, and loss from equity affiliates.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Sept. 30, 2013 and Dec. 31, 2012

(Dollars In Millions)
	(Unaudited)
	Sept. 30, 2013	Dec. 31, 2012
Cash and Cash Equivalents	$551.3	$558.8
Receivables, Net	701.7	737.8
Inventories	563.2	548.4
Assets from Coal Trading Activities, Net	43.0	52.4
Deferred Income Taxes	69.5	56.4
Other Current Assets	359.1	621.7
Total Current Assets	2,287.8	2,575.5
Net Property, Plant, Equipment and Mine Development	11,448.3	11,801.7
Investments and Other Assets	1,154.8	1,431.8
Total Assets	$14,890.9	$15,809.0

Current Maturities of Debt	$34.2	$47.8
Liabilities from Coal Trading Activities, Net	10.0	19.4
Accounts Payable and Accruals	1,615.3	1,606.9
Total Current Liabilities	1,659.5	1,674.1
Long-Term Debt	5,973.3	6,205.1
Deferred Income Taxes	237.0	577.3
Other Long-Term Liabilities	2,486.2	2,413.7
Total Liabilities	10,356.0	10,870.2
Stockholders' Equity	4,534.9	4,938.8
Total Liabilities and Stockholders' Equity	$14,890.9	$15,809.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2013 and 2012

(Dollars In Millions, Except Per Share Data)	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2013	2012	2013	2012

Adjusted EBITDA	$312.0	$467.6	$846.4	$1,429.2
Depreciation, Depletion and Amortization	186.4	172.5	542.8	470.7
Asset Retirement Obligation Expenses	13.4	21.1	50.7	53.3
Amortization of Basis Difference Related to Equity Affiliates	—	(0.2)	4.0	3.0
Interest Income	(4.2)	(5.1)	(11.2)	(19.7)
Interest Expense	99.5	99.4	306.2	305.5
Loss on Early Debt Extinguishment	11.5	—	16.9	2.8
Income Tax (Benefit) Provision Before Remeasurement of Foreign Income Tax Accounts and Tax Benefit Related to Asset Impairment	(16.0)	38.6	(161.5)	79.7
Adjusted Income from Continuing Operations (1)	21.4	141.3	98.5	533.9
Asset Impairment, Net of Income Taxes	—	4.8	21.5	4.8
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(2.6)	13.6	(38.1)	8.7

Income from Continuing Operations, Net of Income Taxes	$24.0	$122.9	$115.1	$520.4

Net Income (Loss) Attributable to Noncontrolling Interests	$7.0	$(1.3)	$7.8	$7.4

Diluted EPS - Income from Continuing Operations (2)	$0.06	$0.46	$0.40	$1.89
Asset Impairment, Net of Income Taxes	—	0.02	0.08	0.02
Remeasurement (Benefit) Expense Related to Foreign Income Tax Accounts	(0.01)	0.05	(0.14)	0.03
Adjusted Diluted EPS	$0.05	$0.53	$0.34	$1.94

Targeted Results for the Year Ending Dec. 31, 2013 (Unaudited)

(Dollars In Millions, Except Per Share Data)	Year Ending
	Dec. 31, 2013
	Targeted Results
	Low	High

Adjusted EBITDA	$1,070	$1,150
Depreciation, Depletion and Amortization	734	744
Asset Retirement Obligation Expenses	70	68
Interest Income	(13)	(15)
Interest Expense	408	406
Loss on Early Debt Extinguishment	17	17
Income Tax Benefit Before Remeasurement of Foreign Income Tax Accounts	(225)	(200)
Adjusted Income from Continuing Operations (1)	79	130
Asset Impairment, Net of Income Taxes	22	22
Remeasurement Benefit Related to Foreign Income Tax Accounts	(38)	(38)
Income from Continuing Operations, Net of Income Taxes	$95	$146

Net Income Attributable to Noncontrolling Interests	$6	$8

Diluted EPS - Income from Continuing Operations (2)	$0.33	$0.51
Asset Impairment, Net of Income Taxes	0.08	0.08
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.14)	(0.14)
Adjusted Diluted EPS	$0.27	$0.45

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income (loss) attributable to noncontrolling interests from this amount.
(2)	Reflects income from continuing operations, net of income taxes, less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.